Exhibit 99.1
Comstock Homebuilding Companies, Inc. Reports Results for Three and Twelve Months Ended December 31, 2006
RESTON, VA, Mar 12, 2007 (MARKET WIRE via COMTEX News Network) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”) today announced its results of operations for the three and twelve months ended December 31, 2006. The Company also announced that it had elected to included segment disclosures beginning with its Form 10-K for the year ended December 31, 2006.
The Company will conduct a conference call for interested investors on Monday, March 19, 2007, at 1:00 PM Eastern Daylight Time. During the call the Company will discuss its financial results outlook for 2007 and beyond. The dial-in number for the conference call is 800-418-6860 and the access code is 8454271; the call may also be accessed in the Investor Relations section of the company’s web site at www.comstockhomebuilding.com.
Highlights of Financial Results — Three months ended December 31, 2006 (“the Quarter”):
–	The Company delivered 553 homes in the Quarter at an average per unit revenue of approximately $228,000 which included 259 units at the Company’s Carter Lake project and the remaining 30 units at the Company’s Countryside Condominiums which were both sold to single buyers;

–	The Company generated basic and diluted loss per share for the Quarter of ($1.79) on shares outstanding of 15.7 million as compared to basic earnings per share of $0.66 on shares outstanding of 14.0 million and diluted earnings per share of $0.66 on shares outstanding of 14.0 million for the three months ended December 31, 2005;

–	Total revenue was $123.3 million for the Quarter with $123.0 million of revenue from homebuilding (of which $40.0 million was generated from the sale of Carter Lake and $46.1 million from the Eclipse at Potomac Yard) as compared to $77.2 million with $75.8 million of revenue derived from homebuilding for the three months ended December 31, 2005. This represents a 59.7% increase in total revenue and a 62.3% increase in revenue from homebuilding over the three months ended December 31, 2005. The revenue generated in the Quarter related to the sale of the 30 units at Countryside was not included in revenue from homebuilding based on the ongoing involvement and profit participation of the Company in the sellout of units. The revenue will be recognized as the units are delivered through the marketing and service agreement;

–	Gross profit from all revenue, before impairments and write-offs, was $8.4 million for the Quarter representing a 6.8% gross margin as compared to gross profit from all revenue after reclassifying impairments out of cost of sales — real estate of $22.0 million for the three months ended December 31, 2005 representing a 28.4% gross margin;

–	During the Quarter, the Company recorded $42.7 million of pre-tax, non-cash charges for impairments to its assets and write-offs for deposits and related feasibility costs on option contracts where the Company chose not to exercise its option to close. By comparison, the Company recorded pre- tax, non-cash impairment and write-off charges of $1.2 million for the three months ended December 31, 2005;

–	Operating loss after impairments, write-offs and SG&A was ($45.8) million for the Quarter representing a (37.1%) operating margin as compared to operating income of $13.8 million and an operating margin of 17.8% for the three months ended December 31, 2005. Selling, general and administrative expenses for the Quarter were $11.5 million representing 9.3% of total revenue as compared to $7.0 million representing 9.0% of total revenue for the three months ended December 31, 2005;

–	At December 31, 2006 the Company had $295.4 million of senior and subordinated debt as compared to $340.3 million at September 30, 2006. This represents a $44.9 million or 13.2% reduction during the Quarter as compared to September 30, 2006.
Highlights of Financial Results — Twelve months ended December 31, 2006 (“the Year”):
–	The Company delivered 940 homes during the Year at an average per unit revenue of approximately $259,000;

–	The Company generated basic and diluted loss per share for the Year of ($2.63) on weighted average shares outstanding of 15.1 million as compared to basic earnings per share of $2.14 on weighted average shares outstanding of 12.9 million and diluted earnings per share of $2.12 on weighted average shares outstanding of 13.0 million for the twelve months ended December 31, 2005;

–	Total revenue was $245.9 million for the Year with $240.1 million of revenue from homebuilding as compared to $224.3 million with $216.3 million of revenue derived from homebuilding for the twelve months ended December 31, 2005. This represents a 9.6% increase in total revenue and an 11.0% increase in revenue from homebuilding over the twelve months ended December 31, 2005;

–	Gross profit from all revenue, before impairments and write-offs, was $29.2 million for the Year representing an 11.9% gross margin as compared to gross profit from all revenue of $66.6 million for the twelve months ended December 31, 2005 representing a 29.7% gross margin. The 17.8 percentage point reduction in gross margin was a result of price pressure on our inventory, elongated inventory hold and sales cycles and rising interest rates during the course of 2006;

–	During the Year, the Company recorded $57.4 million of pre-tax, non- cash charges for impairments to its assets and write-offs for deposits and related feasibility costs on option contracts where the Company chose not to exercise its option to close. By comparison, the Company recorded pre- tax, non-cash impairment and write-off charges of $1.2 million for the twelve months ended December 31, 2005;

–	Operating loss after impairments, write-offs and SG&A was ($65.7) million for the Year representing a (26.7%) operating margin as compared to operating income of $42.4 million and an operating margin of 18.9% for the twelve months ended December 31, 2005. Selling, general and administrative expenses for the Year were $37.5 million representing 15.3% of total revenue as compared to $23.0 million representing 10.2% of total revenue for the twelve months ended December 31, 2005;

–	At December 31, 2006, the Company had $21.3 million of unrestricted cash on hand and $4.6 million of accounts receivable which are substantially comprised of settlement proceeds in transit from settlement attorneys. By comparison, the Company had $42.2 million of unrestricted cash on hand at December 31, 2005 with $6.4 million of accounts receivable outstanding;

–	At December 31, 2006 the Company had $39.6 million of consolidated variable interest entity assets with $37.4 million of consolidated variable interest entity liabilities representing $2.2 million of non-refundable deposits posted. By comparison, the Company had $89.9 million of consolidated variable interest entity assets at December 31, 2005 with $83.0 million of liabilities or $6.9 million of non-refundable deposits posted;

–	At December 31, 2006 the Company had $295.4 million of senior and subordinated debt as compared to $143.0 million at December 31, 2005. The Company’s debt to capitalization ratio at December 31, 2006 was 70.5% on shareholder equity of $123.9 million as compared to 49.6% on $145.1 million at December 31, 2005;

–	Real estate held for development and sale increased 54.9% to $408.7 million on December 31, 2006 as compared to $263.8 million at December 31, 2005.
The Company did not issue quarterly or annual guidance for 2007 and does not intend to on its investor conference call on Monday, March 19, 2007.

“This was a difficult year,” said Christopher Clemente, Chairman and CEO. “We look forward to talking with our investors on March 19th about our 2006 results, our progress on bank facility modifications, status of sales and deliveries at the Eclipse and our strategy for 2007 and beyond.”
About Comstock Homebuilding Companies, Inc.
Established in 1985, Comstock Homebuilding Companies is a diversified real estate development firm with a focus on moderately priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the greater Washington, D.C., Atlanta, Georgia and Raleigh, North Carolina metropolitan areas. Comstock Homebuilding Companies, Inc. trades on Nasdaq under the symbol CHCI. For more information please visit our web site at http://www.comstockhomebuilding.com.
Cautionary Statement Regarding Forward-Looking Statements
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions, including statements related to Comstock’s expected future financial results and anticipated growth in the Washington, D.C. housing market, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, market and competitive conditions affecting Comstock and its operations and products, risks and uncertainties relating to the market for real estate generally and in the areas where Comstock has projects, the availability and price of land suitable for development, materials prices, labor costs, interest rates, Comstock’s ability to service its significant debt obligations, fluctuations in operating results, anticipated growth strategies, continuing relationships with affiliates, environmental factors, government regulations, the impact of adverse weather conditions or natural disasters and acts of war or terrorism. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the prospectus from Comstock’s initial public offering, as filed with the Securities and Exchange Commission on December 15, 2004. Comstock specifically disclaims any obligation to update or revise any forward- looking statements, whether as a result of new information, future developments or otherwise.

Preliminary Operating Results — Comstock Homebuilding Companies, Inc.

	Twelve Months Ended
	December 31,
	2006	2005
Revenues
Revenue from homebuilding	$240,093	$216,265
Other revenue	5,788	8,040

Total revenue	245,881	224,305
Expenses
Cost of sales of real estate	211,408	152,886
Cost of sales of other	5,248	3,604
Impairments and write-offs	57,426	1,216
Selling, general and administrative	37,500	24,190

Operating income	(65,701)	42,409
Other (income) expense, net	(1,487)	(1,450)

Income before minority interest and equity in earnings of real estate partnerships	(64,214)	43,859
Minority interest	15	30

Income before equity in earnings of real estate partnerships	(64,229)	43,829
Equity in earnings of real estate partnerships	(135)	99

Total pre tax income	(64,364)	43,928
Income Taxes	(24,520)	16,366

Net (loss) income	(39,844)	27,562
Basic earnings per share	(2.63)	2.14
Basic weighted average shares outstanding	15,148	12,870

Diluted earnings per share	(2.63)	2.12
Diluted weighted average shares outstanding	15,148	13,022

Preliminary Balance Sheet — Comstock Homebuilding Companies, Inc.

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$21,263	$42,167
Restricted cash	12,326	10,800
Receivables	4,555	6,365
Note receivables	—	1,250
Due from related parties	4,053	2,899
Real estate held for development and sale	408,744	263,802
Inventory not owned — variable interest entities	39,634	89,890
Property, plant and equipment	1,948	605
Investment in real estate partnerships	(171)	(35)
Deferred income tax	10,188	2,545
Other assets	14,889	11,031

TOTAL ASSETS	$517,429	$431,319

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	55,680	59,131
Due to related parties	4,740	40
Obligations related to inventory not owned	37,350	83,015
Notes payable	265,403	142,994
Junior subordinated debt	30,000	—
Notes payable—related parties	—	663
Deferred income tax	—	—

TOTAL LIABILITIES	393,173	285,843

Minority interest	371	400

SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 77,266,500 shares authorized, 14,129,081 and 11,532,442 issued and outstanding	141	115
Class B common stock, $0.01 par value, 2,733,500 shares authorized, 2,733,500 issued and outstanding	27	27
Additional paid-in capital	147,528	126,461
Treasury Stock, at cost (391,400 Class A Common Stock)	(2,439)	—
Retained earnings (accumulated deficit)	(21,372)	18,473

TOTAL SHAREHOLDERS’ EQUITY	123,885	145,076

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$517,429	$431,319

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Bryan Murray
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+1-703-230-1450
SOURCE: Comstock Homebuilding Companies, Inc.